EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF

SECOND RESTATED CERTIFICATE OF INCORPORATION

OF

WEBSTER FINANCIAL CORPORATION

It is hereby certified that:

FIRST:  The name of the Corporation is Webster Financial Corporation (the “Corporation”).

SECOND:  Subsection 2 of Article 10 of the Second Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

“Subsection 2.   [Intentionally Omitted.]”

THIRD:  The foregoing amendment to the Second Restated Certificate of Incorporation was duly adopted at a meeting of the Board of Directors of the Corporation.

FOURTH:  The foregoing amendment to the Second Restated Certificate of Incorporation has been adopted by the shareholders of the Corporation at a special meeting duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute and by the Second Restated Certificate of Incorporation were voted in favor of the amendment.

FIFTH:  The foregoing amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Webster Financial Corporation has caused this Certificate of Amendment to be duly executed by its Secretary as of December 11, 2009.

WEBSTER FINANCIAL CORPORATION

By:     /s/ Harriet Munrett Wolfe
                            Name: Harriet Munrett Wolfe
                            Title: Secretary